Exhibit 99.1

ASBURY AUTOMOTIVE GROUP ANNOUNCES PRICING OF ITS PRIVATE OFFERING OF SENIOR NOTES DUE 2029 AND SENIOR NOTES DUE 2032

Duluth, Georgia – November 4, 2021. Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury”) announced today that it has priced its previously announced private placement of senior notes, consisting of $800 million aggregate principal amount of 4.625% Senior Notes due 2029 (the “2029 Notes”) and $600 million aggregate principal amount of 5.000% Senior Notes due 2032 (the “2032 Notes” and, together with the 2029 Notes, the “Notes”). Due to the exercise of the option to purchase additional shares in Asbury’s concurrent common stock offering and the corresponding increase in proceeds, the aggregate principal amount of the Notes was decreased by $100 million from the total aggregate principal amount previously announced. The Notes were priced at par. The offering will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The offering of the Notes of each series is expected to close on November 19, 2021, subject to customary closing conditions.

Asbury intends to use the proceeds of the offering of Notes, together with the proceeds of the concurrent offering of common stock, additional borrowings and cash on hand, to fund, if consummated, the acquisition (the “LHM Acquisition”) of all of the equity interests of, and the real property related to, the businesses of the Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar, and the payment of fees and expenses related to the foregoing, and to use the balance of the net proceeds, if any, for general corporate purposes, including other dealership acquisitions or capital investments. The offering of the Notes will correspondingly reduce the $2.35 billion of bridge commitments provided under the previously announced commitment letter entered into by Asbury in connection with the LHM Acquisition.

The Notes of each series will be guaranteed, jointly and severally, by each existing and future restricted subsidiary of Asbury that guarantees Asbury’s existing senior credit facility, subject to certain exceptions, including the entities comprising Total Care Auto, Powered by Landcar.

The Notes of each series and related guarantees will be offered only to persons who are reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes of each series have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes of any series in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995, including with respect to our ability to consummate this offering. Forward-looking statements are statements that are not historical in nature and may include statements relating to the timing of closing of the offering, our goals, plans and projections regarding industry and general economic trends, our expected financial position, the expected terms or timeline of the currently contemplated LHM Acquisition, the anticipated cost savings, run-rate synergies, revenue enhancement strategies, operational improvements and other benefits from the LHM Acquisition, results of operations or market position and our business strategy. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the U.S. Securities and Exchange Commission (the “SEC”).

Asbury qualifies all of its forward-looking statements by these cautionary statements and you should not place undue reliance on Asbury’s forward-looking statements.

ASBURY CONTACTS:

MEDIA CONTACT:	INVESTOR CONTACT:

Angela Hong Head of Corporate Communications (404) 786-1654 pr@asburyauto.com	Karen Reid VP & Treasurer (770) 418-8211 ir@asburyauto.com

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